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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                                   Antec Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    03664P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)
                               December 31, 1997**
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[X} Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**The Reporting Persons are filing this Initial Schedule 13G to report the number of shares beneficially owned as of December 31, 1997. In determining the number of shares beneficially owned as of December 31, 1997, the Reporting Persons had relied upon computer generated reports in which an error was subsequently identified.



                                PAGE 1 OF 9 PAGES

---------------------                                      ---------------------
CUSIP No.   03664P105               13G                    Page  2  of  9  Pages
---------------------                                      ---------------------
--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                      (b)  |_|
          N/A
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------- ----------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ----------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiaries, NM Capital Management, Inc. and John Hancock Advisers, Inc.

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, IA, HC

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 9 PAGES

-------------------                                       ----------------------
CUSIP No. 03664P105                13G                    Page  3  of  9  Pages
-------------------                                       ----------------------
--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                      (b)  |_|
          N/A
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------- ----------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ----------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiaries, NM Capital Management, Inc. and John Hancock Advisers, Inc.
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC

--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 9 PAGES

-------------------                                      -----------------------
CUSIP No. 03664P105               13G                    Page  4  of  9  Pages
-------------------                                      -----------------------
--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Berkeley Financial Group
          I.R.S. No. 04-3145626
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|
          N/A
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------- ----------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ----------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-
                   -------- ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,046,511: 1,968,111 through its direct, wholly-owned subsidiary, NM Capital Management, Inc. and 78,400 through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.2%

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 9 PAGES

-------------------                                      -----------------------
CUSIP No. 03664P105                13G                    Page  5  of  9  Pages
-------------------                                      -----------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NM Capital Management, Inc.
          I.R.S. No. 85-0268885

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|
          N/A
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          New Mexico

--------- ----------------------------------------------------------------------
                   -------- ----------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 962,212

                   -------- ----------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
    Owned by
      Each
                            -0-
                   -------- ----------------------------------------------------
     Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  1,968,111

                   -------- ----------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ----------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,968,111
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.0 %

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IA

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 5 OF 9 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

       Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      Antec Corp.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      2850 W. Golf Road
                      Suite 600
                      Rolling Meadows, IL  60008

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's direct, wholly-owned subsidiary, NM Capital Management, Inc. ("NM").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business office of TBFG is located at 101 Huntington Avenue, Boston, Massachusetts 02199. The principal business office of NM is 6501 Americas Parkway, Suite 950, Albuquerque, NM 87110-5372.

         Item 2(c)    Citizenship:
                      JHMLICO and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware. NM was organized and exists under the laws of the State of New Mexico.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      03664P105

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHMLICO:  (c) (X) Insurance Company as defined in ss.3(a)
                                        (19) of the Act.

                                (e) (X) Investment  Adviser  registered under
                                        ss.203 of the Investment Advisers Act of 1940.

                                (g) (X) Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).


                                PAGE 6 OF 9 PAGES

                      JHSI:     (g) (X) Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                      TBFG:     (g) (X) Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                      NM:       (e) (X) Investment Adviser registered under ss.
                                        203 of the Investment Advisers Act of
                                        1940.
         Item 4       Ownership:

                      (a) Amount Beneficially Owned: NM beneficially owns 1,968,111 shares of Common Stock in various advisory accounts. In addition to the shares owned by NM, John Hancock Advisers, Inc. ("JHA"), an Investment Adviser registered under ss.203 of the Investment Advisers Act of 1940 and a direct, wholly-owned subsidiary of TBFG, beneficially owns 78,400 shares of Common Stock. Through their parent-subsidiary relationship to NM and JHA, JHMLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares.

                             The JHA shares are held by:

                             John Hancock Special Value Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act. Under an Advisory Agreement dated October 1, 1993, JHA has beneficial ownership of 67,700 shares held in the fund. The John Hancock Small Capitalization Value Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act. Under an Advisory Agreement dated April 3, 1995, JHA has beneficial ownership of 10,700 shares held in the fund.

                      (b)    Percent of Class:
                             TBFG:      5.2%
                             NM:        5.0%

                      (c)    (i)    sole power to vote or to direct the vote:
                                    NM:   962,212
                                    JHA:   78,400

                             (ii)   shared power to vote or to direct the
                                    vote:  -0-

                             (iii) sole power to dispose or to direct the disposition of:
                                    NM:     1,968,111
                                    JHA:       78,400

                             (iv)   shared power to dispose or to direct the
                                    disposition of:     -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person: See Item 4(a).

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 2(a), 3 and 4.

         Item 8       Identification and Classification of Members of the Group:

                      Not applicable.

                                PAGE 7 OF 9 PAGES

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                    John Hancock Mutual Life Insurance Company
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated:  August 14, 1998             Title:   Senior Vice President & Treasurer


                                    John Hancock Subsidiaries, Inc.
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated:  August 14, 1998             Title:   Treasurer


                                    The Berkeley Financial Group
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated:  August 14, 1998             Title:   Vice President


                                    NM Capital Management, Inc.
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated:  August 14, 1998             Title:   Assistant Secretary

                                PAGE 8 OF 9 PAGES

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and NM Capital Management, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Antec Corp. is filed on behalf of each of them.



                                    John Hancock Mutual Life Insurance Company
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated:  August 14, 1998             Title:   Senior Vice President & Treasurer

                                    John Hancock Subsidiaries, Inc.
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated:  August 14, 1998             Title:   Treasurer


                                    The Berkeley Financial Group
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated:  August 14, 1998             Title:   Vice President


                                    NM Capital Management, Inc.
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated:  August 14, 1998             Title:   Assistant Secretary



                                PAGE 9 OF 9 PAGES